Exhibit 99.1

ExamWorks Reports First Quarter 2014 Financial Results;

Record Revenues of $173.0 million; Record Adjusted EBITDA of $28.0 million;

Raises Full Year 2014 Guidance

ATLANTA, GA. May 6, 2014– ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, and other related services (“IME services”), today reported financial results for the first quarter of 2014.

First Quarter 2014 Highlights

●

Revenues for the first quarter of 2014 were $173.0 million, an increase of $24.3 million, or 16.3%, over the year-ago quarter revenues of $148.7 million. Excluding the impact of acquisitions, revenues increased $13.9 million, or 9.3% during the first quarter of 2014. On a constant currency basis and excluding the impact of acquisitions, revenues increased 9.8% during the first quarter of 2014.

●

On a pro forma basis, revenues of $176.7 million for the first quarter of 2014 represent an increase of $14.8 million or 9.2%, over the year-ago quarter pro forma revenues of $161.9 million. Excluding the impact of currency, revenues would have grown by 9.8% over the prior year pro forma quarter. Pro forma revenues assume that acquisitions completed in 2013 and 2014 were completed on January 1, 2012 and 2013, respectively.

●

Adjusted EBITDA for the first quarter of 2014 was $28.0 million (16.2% of revenues), an increase of $5.0 million, or 21.7%, over the year-ago quarter adjusted EBITDA of $23.0 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

●

Acquisitions completed in December 2013, January 2014 and February 2014 (collectively “Recent Acquisitions”) contributed approximately $10.5 million and $2.8 million of reported revenues and Adjusted EBITDA in the first quarter of 2014, respectively.

●

Raising our full year 2014 guidance, we now expect our full year reported revenues to increase between 14.0% and 16.0% from our 2013 full year reported revenues of approximately $616.0 million. Organic growth, on a constant currency basis, is now expected to range between 7.0% and 9.0%, with the balance of our growth coming from the Recent Acquisitions. Our full year adjusted EBITDA margin is expected to range between 16.5% and 17.5% of reported revenues.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “Our results today were possible because of the efforts of a tremendously dedicated team of employees across our entire company who go the extra mile each and every day to satisfy our customers’ needs and expectations.  We are excited about what we believe are further opportunities for organic and acquisition growth in 2014 and beyond.  As our scale and profitability continues to grow, so does our reputation as the industry standard.”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “The growth and momentum of our business demonstrate, once again, that our vision and strategy are successful. Our company, characterized by predictable revenue and cash generating ability, has the management, operating infrastructure and financial resources to take advantage of market opportunities in 2014 and beyond.  As the industry continues to consolidate and more customers recognize the value of working with ExamWorks, we are excited about our prospects for continued growth and increased profitability in the future.”

Financial Review

Revenues – For the three months ended March 31, 2014, revenues were $173.0 million, an increase of 16.3% over the $148.7 million of revenues generated in the first quarter of 2013. The increase in revenues was primarily due to organic growth of 9.3% and, to a lesser extent, acquisition growth of 7.0%.

On a pro forma basis, for the three months ended March 31, 2014, pro forma revenues were $176.7 million, an increase of 9.2% over the $161.9 million in pro forma revenues in the first quarter of 2013. On a constant currency basis, our pro forma growth was 9.8% and was driven by growth across all of our geographies.

Below is a table presenting our revenues and growth rates for each of the regions we serve and, separately, pro forma revenues and growth rates for the Recent Acquisitions. The numbers presented below are pro forma for the effect of acquisitions completed in 2013 and 2014.

Pro Forma Revenues
	(In thousands except %)
	Three Months Ended March 31,
	2013	2014	As Reported	Constant FX (a)
United States	$91,178	$98,910	8.5%	8.5%
United Kingdom	33,767	40,243	19.2%	11.8%
Australia	16,337	15,900	(2.7)%	12.7%
Canada	7,421	7,507	1.2%	10.6%
Subtotal	148,703	162,560	9.3%	9.8%
Recent Acquisitions	13,212	14,172	7.3%	9.8%
Total	$161,915	$176,732	9.2%	9.8%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended March 31, 2014, costs of revenues were $111.0 million, an increase of 14.0% over the $97.4 million in costs of revenues in the first quarter of 2013. The increase was primarily due to increased revenues. Costs of revenues as a percentage of revenues for the first quarter of 2014 were 64.2%, an improvement over the prior year quarter and the result of positive operating leverage from acquisition and organic revenue growth. Included in costs of revenues in the first quarter of 2013 and 2014 are approximately $728,000 and $694,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended March 31, 2014, SGA expenses were $40.5 million, an increase of 21.6% over the $33.3 million in SGA expenses in the first quarter of 2013. The increase was primarily due to acquired SGA and higher share-based compensation expenses in the first quarter of 2014 when compared to the prior year quarter. Included in SGA expenses in the first quarter of 2014 are $4.7 million in share-based compensation expenses and $1.2 million in acquisition-related transaction costs. Included in SGA expenses in the first quarter of 2013 are $3.4 million in share-based compensation expenses and $812,000 in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses (“D&A”) – For the three months ended March 31, 2014, D&A expenses were $14.3 million, a decrease of 12.3% over the $16.3 million in D&A expenses in the first quarter of 2013. The decrease was primarily due to intangible assets becoming fully amortized in 2013. For the three months ended March 31, 2014, depreciation expense was $1.4 million and amortization expense was $12.9 million.

Interest and other expenses, net – For the three months ended March 31, 2014, interest and other expenses, net were $7.6 million, a slight increase over the $7.5 million in interest and other expenses, net in the first quarter of 2013.

Adjusted EBITDA – For the three months ended March 31, 2014, adjusted EBITDA was $28.0 million, an increase of 21.7% over the $23.0 million in adjusted EBITDA in the first quarter of 2013.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $3.2 million of cash flow from operations in the first quarter of 2014, after the $11.25 million bond interest payments made in January 2014. We ended the quarter with $8.5 million of cash on hand, $408.5 million of total debt and total leverage as calculated under our credit facility of approximately 3.6x. As of the end of the quarter, our committed availability under our credit facilities was approximately $155 million, of which approximately $130 million was immediately available and the balance of approximately $25 million was available to fund future acquisitions.

 Business Outlook

ExamWorks is providing the following business outlook for the second quarter and full year of 2014:

●

Second quarter 2014 reported revenues are expected to range between $182 million and $188 million and include an estimated $2 million favorable impact due to currency as compared to prior year reported revenues. This guidance implies a growth rate on an as reported basis ranging between approximately 16% and 20%. Organic growth on a constant currency basis is expected to range between 7% and 10%.

●	Second quarter 2014 reported adjusted EBITDA margin is expected to range between 16.6% and 17.0% of reported revenues.

●

Raising our guidance, our full year 2014 reported revenues are now expected to increase between 14.0% and 16.0% from our 2013 reported revenues of approximately $616.0 million. Organic growth, on a constant currency basis, is now expected to range between 7.0% and 9.0%, with the balance of our growth coming from the Recent Acquisitions. This guidance does not include any future acquisitions that may be completed in 2014.

●

Full year 2014 adjusted EBITDA margin is expected to range between 16.5% and 17.5% of reported revenues. On a quarterly basis, adjusted EBITDA margin as a percentage of revenue may fluctuate between 16% and 18%.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, and related services (“IME services”). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net loss, the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our increasing reliance on national account clients; our ability to secure additional financing; regulation of our industry; our information technology systems and the risk of security and data breaches; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to monitor and retain qualified physicians and other medical providers; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to comply with existing and future regulation; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 455-1227 in the U.S. or (773) 799-3336 internationally with access code 1941106. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company`s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until May 13th, 2014 at midnight Eastern Time, by calling (888) 293-8936 in the U.S. or (402) 998-0528 internationally, with access code 562014.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended March 31,
	2013	2014

Revenues	$148,703	$173,028
Costs and expenses:
Costs of revenues	97,384	111,035
Selling, general and administrative expenses	33,257	40,528
Depreciation and amortization	16,326	14,342
Total costs and expenses	146,967	165,905
Income from operations	1,736	7,123
Interest and other expenses, net:
Interest expense, net	7,578	7,577
Gain on interest rate swap	(48)	—
Total interest and other expenses, net	7,530	7,577
Loss before income taxes	(5,794)	(454)
Benefit for income taxes	(2,202)	(165)
Net loss	$(3,592)	$(289)

Per share data:
Net loss per share:
Basic and diluted	$(0.10)	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	34,464,664	37,088,923

Adjusted EBITDA	$23,005	$28,010

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2013	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$12,829	$8,504
Accounts receivable, net	169,905	187,045
Prepaid expenses	5,785	8,196
Deferred tax assets	433	1,817
Other current assets	1,298	1,248
Total current assets	190,250	206,810

Property, equipment and leasehold improvements, net	10,950	11,238
Goodwill	369,312	438,998
Intangible assets, net	94,864	125,603
Long-term accounts receivable, less current portion	35,952	41,228
Deferred tax assets, noncurrent	21,491	14,213
Deferred financing costs, net	8,193	7,850
Other assets	1,501	1,685
Total assets	$732,513	$847,625
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52,672	$59,231
Accrued expenses	38,448	41,836
Accrued interest expense	10,431	4,974
Deferred revenue	5,795	6,290
Current portion of subordinated unsecured notes payable	318	—
Current portion of contingent earnout obligation	2,032	6,362
Other current liabilities	6,438	7,914
Total current liabilities	116,134	126,607
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities	82,970	158,475
Long-term contingent earnout obligation, less current portion	2,373	4,923
Other long-term liabilities	8,165	8,743
Total liabilities	459,642	548,748
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2013 and March 31, 2014	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 36,928,212 and 38,217,266 shares at December 31, 2013 and March 31, 2014, respectively	4	4
Additional paid-in capital	333,996	361,116
Accumulated other comprehensive loss	(5,937)	(6,762)
Accumulated deficit	(46,704)	(46,993)
Treasury stock, at cost; Outstanding 905,349 shares at December 31, 2013 and March 31, 2014	(8,488)	(8,488)
Total stockholders’ equity	272,871	298,877
Total liabilities and stockholders’ equity	$732,513	$847,625

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2013	2014

Operating activities:
Net loss	$(3,592)	$(289)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on interest rate swap	(48)	—
Depreciation and amortization	16,326	14,342
Amortization of deferred rent	(19)	(44)
Share-based compensation	4,131	5,353
Excess tax benefit related to share-based compensation	(407)	(6,190)
Provision for doubtful accounts	920	1,359
Amortization of deferred financing costs	580	571
Deferred income taxes	(6,037)	(2,228)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,725)	(12,501)
Prepaid expenses and other current assets	(198)	(1,715)
Accounts payable and accrued expenses	4,643	9,612
Accrued interest expense	(5,990)	(5,457)
Deferred revenue and customer deposits	666	442
Other liabilities	(360)	(50)
Net cash provided by (used in) operating activities	(1,110)	3,205
Investing activities:
Cash paid for acquisitions, net	—	(97,153)
Cash paid for foreign currency net investment hedges	—	(3,356)
Working capital and other settlements for acquisitions	—	(1,142)
Purchases of equipment and leasehold improvements, net	(1,770)	(712)
Other	—	(839)
Net cash used in investing activities	(1,770)	(103,202)
Financing activities:
Net borrowings under senior secured revolving credit facility	—	71,012
Proceeds from the exercise of options and warrants	2,441	14,637
Excess tax benefit related to share-based compensation	407	6,190
Net borrowings (repayments) under working capital facilities	(800)	4,123
Payment of deferred financing costs	(52)	(225)
Repayment of subordinated unsecured notes payable	—	(333)
Net cash provided by financing activities	1,996	95,404
Exchange rate impact on cash and cash equivalents	(34)	268
Net decrease in cash and cash equivalents	(918)	(4,325)
Cash and cash equivalents, beginning of period	8,627	12,829
Cash and cash equivalents, end of period	$7,709	$8,504

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2013	2014
Reconciliation to Adjusted EBITDA:
Net loss	$(3,592)	$(289)
Share-based compensation expense (1)	4,131	5,353
Depreciation and amortization	16,326	14,342
Acquisition-related transaction costs	449	1,192
Other expenses (2)	363	—
Interest and other expenses, net	7,530	7,577
Benefit for income taxes	(2,202)	(165)
Adjusted EBITDA	$23,005	$28,010

(1) Share-based compensation expense of $728,000 and $694,000 is included in costs of revenues for the three months ended March 31, 2013 and 2014, respectively, and the remainder is included in SGA expenses.

(2) Other expenses consist principally of integration related expenses, such as facility termination, severance and relocation costs, associated with our acquisition strategy.